Exhibit 99.01

            Cellegy Announces Positive Results of Phase 3 Study using
                Cellegesic(TM) to Treat Chronic Anal Fissure Pain
                     Company Intends to File NDA in 2Q 2004

South San Francisco, CA - January 27, 2004 - Cellegy Pharmaceuticals, Inc. (Nasdaq NM: CLGY) announced today that a preliminary analysis of a recently completed Phase 3 clinical trial shows that its lead product candidate, Cellegesic(TM) (nitroglycerin ointment, 0.4%), produced a statistically significant (p<0.05) reduction in anal fissure pain in comparison to a placebo control during the first three weeks of the trial, the primary efficacy endpoint of the study. As observed in earlier trials, the most common side effect was mild to moderate headache.

The double blind, placebo controlled trial was conducted according to a "Special Protocol Assessment" ("SPA"), that was agreed upon by the Company and the U.S. Food and Drug Administration ("FDA"). An SPA is intended to provide assurance that if the pre-specified primary endpoint is achieved and no unexpected, untoward effects are seen, the FDA will approve the product for commercial sale.

The SPA specified how dropouts due to headache would be treated. For patients who dropped out due to nitroglycerin-induced headache before day 21, the protocol required that their last daily pain intensity score be carried forward to day 21. In the Phase 3 trial, such scores were carried forward for three subjects who dropped out due to nitroglycerin-induced headaches, as defined in the protocol. Two other subjects dropped out for headache not due to nitroglycerin and, per the protocol, rather than carrying forward the last observation, all of their available pain data prior to dropout were used to estimate their pain score through day 21. The company believes that it has achieved the results specified in the SPA, although the FDA will conduct its own analysis.

David Karlin, M.D., Cellegy's Vice President, Clinical Research, said, "We are pleased with the positive outcome of this third trial and the confirmation of the statistically significant pain relief observed in our two previous Phase 3 studies. There were no unusual or unexpected adverse events seen in the trial and the side effects that did occur were similar to those observed in the first two studies."

K. Michael Forrest, Cellegy's CEO, said, "Based on the outcome of this trial, we intend to submit a New Drug Application ("NDA") to the FDA during the second quarter of 2004. While the results of the FDA's analysis are always subject to uncertainty and no assurances are possible regarding the outcome of the FDA's review process, we expect that they will approve the drug for marketing in accordance with the provisions of the Special Protocol Assessment. I would like to acknowledge our hardworking clinical, R&D, and regulatory personnel for their fine efforts in getting us to this point."

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About the Cellegesic Phase 3 Clinical Trial

Subjects who met the enrollment criteria for a chronic anal fissure were randomized to receive either the placebo ointment or 0.4% nitroglycerin ointment. The daily records of average pain intensity from 187 intent-to-treat subjects (89 Cellegesic-treated and 98 placebo-treated) were analyzed for statistical evidence of efficacy during the first 21 days of treatment as the primary efficacy endpoint. The primary endpoint was achieved (p<0.05).

A secondary endpoint and several tertiary endpoints were also analyzed. The secondary endpoint was time to 50% pain reduction. On average the time to 50% pain reduction produced by Cellegesic was about a week sooner than the reduction produced by the placebo, although the difference was not statistically significant. Tertiary endpoints included reduction of average pain over the eight-week (56 days) treatment period, reduction of pain upon defecation through days 21 and 56, and healing. Average pain reduction over 56 days was significant (p<0.05) and defecation pain reduction was significant over 56 days (p<0.05). However, the significance achieved in these two tertiary endpoints did not remain statistically significant after applying adjustment to the p-values for the analysis of multiple endpoints. These results were numerically superior to placebo and demonstrate an important positive trend. There was no significant difference in fissure healing between Cellegesic and the placebo control, as in earlier trials.

Side effects seen in the trial were consistent with those observed in the previous two Phase 3 studies. The most common side effect was headache. Only 3 subjects (3.4% of subjects receiving active drug) withdrew from the study due to nitroglycerin induced headache.

About Chronic Anal Fissures

An anal fissure is a painful tear in the lining of the anal canal; the condition is associated with increased pressure in the anal canal and an associated decrease in blood supply. Chronic fissures are often treated with a surgical procedure that involves cutting the internal anal sphincter to decrease pressure in the anal canal. While effective, the procedure is painful, costly and often leaves patients (up to 35%) either gas or fecally incontinent. Cellegesic may help to avoid the risk of surgery by gently relaxing the sphincter muscle. Some patients using Cellegesic have reported mild, reversible gas incontinence. Fecal incontinence has not been reported in association with Cellegesic.

There  are  currently  no FDA  approved  drug  therapies  for this  debilitating condition, which according to Verispan audits, afflicts an estimated 750,000 Americans, resulting in over one million visits to physicians each year. The most recent audit data show about 100,000 uses of pharmacy-compounded nitroglycerin for the treatment of anal fissures over the past 12 months. Cellegy believes that if Cellegesic is approved, the extensive compounding of nitroglycerin by community pharmacies will decline as physicians begin

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to prescribe  Cellegesic.  Cellegesic will provide a stable  formulation that is produced to FDA standards and is consistent from batch to batch.

About Cellegy Pharmaceuticals

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development and marketing of prescription drugs for the treatment of gastrointestinal disorders, sexual dysfunction, and the use of nitric oxide donors for the treatment of certain cancers. In addition to the anal fissure indication, the Company is developing Cellegesic for the treatment of hemorrhoids, and the treatment of a painful condition called dyspareunia, which prevents or inhibits sexual intercourse in more than 5 million women in the United States. There are currently no effective non-invasive drug treatments for either of these conditions. Other nitric oxide donor products being developed by Cellegy researchers address a number of conditions including prostate cancer, Raynaud's Disease and Restless Legs Syndrome.

Cellegy is also developing two transdermal testosterone gel products. The Company has previously announced results of an interim analysis of a Phase 2 study using Tostrelle(TM) (testosterone gel) for the treatment of female sexual dysfunction showing a favorable response rate of 71% versus a placebo response of 13%. Fortigel(TM) (testosterone gel), replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the FDA in July 2003. Cellegy recently submitted a proposal to the FDA which Cellegy believes may lead to agreement on any remaining work required for approval of the product.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of the final analysis of the Cellegesic Phase 3 clinical trial; the completion of any trials for hemorrhoids and dyspareunia; and the filing, if made, of the Cellegesic NDA. There can be no assurance that the FDA will find the Cellegesic trial data, the statistical analysis methodology used by the Company, or other sections of the NDA acceptable, that the FDA will agree that the trial data satisfy the standards specified in the Special Protocol Assessment or that the agency will ultimately grant marketing approval for Cellegesic. There also can be no assurance as to the outcome and timing of discussions with the FDA, particularly with regard to additional requirements for marketing approval of Fortigel or the Company's ability to complete corporate partnerships relating to Cellegesic or Fortigel. In addition, there can be no assurances regarding the degree of marketplace acceptance of Cellegesic or other Company products even if they are approved for marketing.

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Cellegy  and its  licensee,  PDI Inc.,  have both  initiated  legal  proceedings against each other relating to the exclusive license agreement between the two companies for the marketing of Fortigel in North America. There can be no assurances regarding the outcome of such proceedings. The Company could be required to devote significant time and resources to the proceedings and an adverse outcome could have a material financial impact on Cellegy. Readers are cautioned not to place undue reliance on forward-looking statements, and we undertake no obligation to update or revise statements made herein. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other documents that the Company subsequently files with the Securities and Exchange Commission, which are available online at www.sec.gov or by contacting the Company.